N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Core Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		5,016,182	0.26		17,472,891	7.96
Class B		934,216		0.20		3,053,690	7.96
Class C		2,043,448	0.20		9,417,025	7.96
Class I		12,501,400	0.28		13,861,710	7.96
Class IS	391,306		0.26		1,295,260	7.96
Class R		661,550		0.24		2,078,279	7.96